Exhibit 3.2
LIMITED LIABILITY COMPANY AGREEMENT
OF
NEEDLES ACQUISITION LLC
This Limited Liability Company Agreement of Needles Acquisition LLC, a Delaware limited liability company (the “Company”), effective as of February 24, 2011, is entered into by Ventas, Inc., a Delaware corporation (the “Member”).
WHEREAS, the Company was formed as a limited liability company on February 24, 2011, by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware (the “Certificate of Formation”) pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”); and
WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth in this Agreement.
NOW, THEREFORE, the Member agrees as follows:
1. Name of the Company. The name of the Company shall be “Needles Acquisition LLC” and all business of the Company shall be conducted under such name.
2. Purpose and Powers. The purpose of the Company shall be to engage, directly or indirectly, in any activity and to enter into any and all agreements, and transact any and all lawful business for which a limited liability company may be organized under the laws of the State of Delaware. Except as otherwise provided in this Agreement, the Act or any other applicable laws and regulations, the Company shall have the power and authority to take any and all actions that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein.
3. Principal Office; Registered Agent.
(i) The principal office of the Company shall be at such place as the Member may determine from time to time.
(ii) The registered agent of the Company for service of process and the registered office of the Company shall be that person and location reflected in the Certificate of Formation. In the event that the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall designate a replacement registered agent or file a notice of change of address, as the case may be.

4. Membership Interests. The Member owns 100% of the membership interests in the Company (the “Membership Interests”) as set forth on Schedule A. The Company will not issue any certificates to evidence ownership of the Membership Interests.
5. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
6. Capital Contributions. No capital contribution has yet been made to the Company. The Member shall not be obligated to make any capital contributions to the Company but may, in its sole discretion, make capital contributions to the Company from time to time.
7. Distributions. Distributions shall be made at such times and in such amounts as determined by the Member in accordance with the Act.
8. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.
9. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member and, as provided in Section 10, any Managers appointed by the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.
10. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Each officer of the Company is a “Manager” under 18-402 of the Act and is authorized to take any acts permitted by the Act with respect to the management of the Company. Any delegation pursuant to this Section 10 may be revoked at any time by the Member. Management of the Company.

11. Exculpation and Indemnification. No Member or Officer shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that a Member or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s or Officer’s willful misconduct. To the fullest extent permitted by applicable law, a Member or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or Officer by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that no Member or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 11 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.
12. Certificate of Formation. Valentina Cassata, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware, the filing of which is hereby ratified in all respects. This authorization shall terminate on the execution of this Agreement, at which time, Ms. Cassata will cease to be an authorized person.
13. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 14 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.
14. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.
15. Dissolution.
(i) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company unless the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(ii) The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
(iii) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
16. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.
17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.
18. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.
19. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.
20. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.
21. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 15 and a certificate of cancellation is filed in accordance with the Act.
22. Successors and Assigns. This Agreement shall be binding upon the Member and its successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the Member and, except as otherwise provided herein, its successors, executors, administrators, legal representatives, heirs and legal assigns.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

VENTAS, INC.
By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SCHEDULE A

Member	Membership Interest
Ventas, Inc.	100%